Exhibit 10.1

Execution Copy

AMENDED AND RESTATED Employment AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT Agreement (this “Agreement”) is made and entered into this 2nd day of October, 2019 by and between Southern National Bancorp of Virginia, Inc. (“Company”), and Georgia S. Derrico (“Executive”), to be effective as of the Effective Date (as defined below).

BACKGROUND

WHEREAS, Executive and the Company are presently party to that certain Employment Agreement, dated June 23, 2017, as amended April 28, 2019 (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement, effective as of October 2, 2019, as set forth herein.

NOW, THEREFORE, in consideration of the payments, consents and acknowledgements described below, in consideration of Executive’s employment with the Company, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties agree as follows:

1.       Effective Date; Term.

(a)       Effective Date. This Agreement shall be effective as of October 2, 2019 (the “Effective Date”).

(a)       Term. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on the Effective Date and, unless otherwise earlier terminated pursuant to Section 4 hereof, expiring on the close of business on December 31, 2020 (the “Term”). If the Term expires and the parties agree that Executive will remain employed by the Company but do not enter into a new employment agreement, then such employment shall be at-will and this Agreement will be of no further force and effect, except that Section 6 hereof, as well as any other provisions of this Agreement necessary to interpret or enforce Section 6 hereof, shall survive and continue to be in full force and effect in accordance with their terms.

2.       Employment. Executive is hereby employed on the Effective Date as the Executive Chairman of the Board. In her capacity as Executive Chairman of the Board, Executive shall have the duties, responsibilities and authority commensurate with such position. During her employment with the Company, and excluding any periods of vacation or sick leave to which Executive is entitled, Executive agrees to (i) devote all of her business effort, time, energy, and skill to fulfill her employment duties; and (ii) faithfully, loyally and diligently perform such duties. During her employment with the Company, Executive shall not be engaged in or provide services to any other business or enterprise (whether engaged in for profit or not) which interferes with her obligations to the Company. In her capacity as the Executive Chairman of the Board, Executive will report directly to the Board. Notwithstanding anything in this Agreement to the contrary, Executive’s management role with respect to MGS Foundation or Port Kinsale Marina LLC and/or ownership thereof shall not be a violation of this Section 2.

3.       Compensation and Benefits.

(a)       Base Salary. During the Term, the Company shall pay to Executive base salary at the rate equal to $517,708.42 (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its Executives from time to time. The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s Base Salary at its first meeting immediately following the Effective Date and may increase, but not decrease, such Base Salary in connection with such review.

(b)       Benefit Plans. During the Term, Executive shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Company for which Executive is or will become eligible on such terms as the Board, or committee thereof, may, in its discretion, establish, modify or otherwise change; provided, however, that Executive shall not be eligible to participate in the Southern National Bancorp of Virginia, Inc. Supplemental Executive Retirement Plan (f/k/a the Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan); and provided further that nothing herein shall limit the ability of the Company to amend, modify or terminate any such plans at any time and from time to time.

(c)       Incentive Compensation. Executive shall receive such incentive awards, including but not limited to equity awards, in such manner and subject to such terms and conditions as the Board, or a committee thereof, in its sole discretion, may determine. Without limiting the foregoing, the dollar value of Executive’s annual cash bonus with respect to performance during calendar year 2019, if any, shall be no less than the dollar value of the annual cash bonus received by the Chief Executive Officer of the Company with respect to calendar year 2019. Nothing herein shall require the Company to pay annual bonuses with respect to any calendar year.

(d)       Clawback. Executive agrees that any incentive compensation (including both equity and cash incentive compensation) that Executive receives from the Company or a related entity is subject to repayment (i.e., clawback) to the Company or such related entity as determined by the Board or its Compensation Committee in the event (i) of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) the result of which is that the financial statements were materially inaccurate and any incentive compensation paid would have been a materially lower amount had it been calculated based on such restated results or (ii) the repayment is otherwise required by applicable state or federal law or regulation or stock exchange requirement, or by a separate “clawback” policy, as may be adopted from time to time by the Board. Except where offset of, or recoupment from, incentive compensation covered by Section 409A of the Code (as defined below) is prohibited by Section 409A of the Code, to the extent allowed by law and as determined by the Compensation Committee, Executive agrees that such repayment may, in the discretion of the Compensation Committee, be accomplished by withholding of future compensation to be paid to Executive by the Company. Any recovery of incentive compensation covered by Section 409A of the Code shall be implemented in a manner which complies with Section 409A of the Code.

(e)       Expenses. During the Term, and subject to Section 10 hereof, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing her duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other similarly-situated employees with respect to travel and other business expenses.

(f)       Club Dues. During the Term, the Company shall pay (or reimburse Executive for) Executive’s membership dues at The New York Yacht Club. To the extent the Company reimburses Executive for any such dues, such reimbursements shall be made no later than the last day of the calendar month following the calendar month in which Executive submits the request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) days after the expense is incurred.

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(g)       Automobile Allowance. During the Term, the Company shall pay Executive a monthly automobile allowance in an amount equal to the monthly automobile allowance in effect for Executive immediately prior to the Effective Date.

(h)       Tax Assistance. For calendar year 2019, the Company shall reimburse Executive for reasonable costs incurred for tax and estate planning advice up to a maximum amount of $5,000.

4.       Termination of Employment.

(a)       Death. Executive’s employment shall terminate automatically upon her death.

(b)       Termination by the Company. The Company may terminate Executive’s employment during the Term with or without Cause (as defined herein), in each case immediately on written notice to Executive. For purposes of this Agreement, a termination shall be considered to be for “Cause” if the Company determines that any of the following has occurred: (i) Executive’s willful violation of any laws, rules or regulations applicable to banks or the banking industry generally; (ii) Executive’s material failure to comply with the Company’s policies or guidelines of employment or corporate governance policies or guidelines, including, without limitation, any business code of ethics adopted by the Company, that, if capable of being cured, is not cured by Executive within ten (10) days of written notice by the Company of the failure; (iii) any act of fraud, misappropriation or embezzlement by Executive; (iv) a material breach of this Agreement that, if such breach is capable of being cured, is not cured by Executive within ten (10) days of written notice by the Company of the breach; or (v) Executive’s conviction of, or Executive’s pleading guilty or nolo contendere to, a felony or a crime involving moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining). The parties acknowledge and agree that upon the hiring of an executive officer who will assume the duties and responsibilities of Executive or otherwise replace Executive, the Company will terminate Executive’s employment at such time (or at such later date as may be mutually agreeable to the parties), which termination shall constitute a qualifying termination under the Severance Plan (as defined in Section 5(a) below).

(c)       Termination by Executive. Executive’s employment may be terminated by Executive for any reason or no reason by delivering a notice of termination to the Company thirty (30) days prior to the desired date of termination.

5.       Obligations of the Company upon Termination.

(a)       Executive shall be a participant in the Southern National Bancorp of Virginia, Inc. Executive Severance Plan as in effect as of the Effective Date (the “Severance Plan”), notwithstanding anything to the contrary in the Severance Plan, and, in the event of Executive’s qualifying termination under the Severance Plan, Executive shall be eligible to receive severance benefits pursuant to the Severance Plan as in effect as of the Effective Date, subject to the terms and conditions thereof, in lieu of any severance benefits under this Agreement. Without limiting the foregoing, in the event of Executive’s qualifying termination under the Severance Plan, Executive shall also be entitled to the following additional benefits (collectively, the “Additional Severance Benefits”):

(i) Executive’s unvested stock options and restricted shares outstanding on the Date of Termination shall become fully vested and, in the case of stock options, exercisable, on the Date of Termination and shall otherwise remain subject to the terms and conditions of the equity plan pursuant to which they were granted and the award agreements evidencing the grant thereof;

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(ii) Executive shall continue to have the use of a personal assistant provided by the Company for two (2) years following the Date of Termination, with such personal assistant having a base salary at a rate not to exceed $60,000; and

(iii) Executive shall become fully vested in Executive’s “Normal Retirement Benefit” under the Supplemental Retirement Plan Agreement entered into effective as of the 2nd day of April 2018 by and between Sonabank, a wholly-owned subsidiary of the Company, and Executive.

Notwithstanding the foregoing, the Company shall be obligated to provide the Additional Severance Benefits only if (A) within forty-five (45) days after the date of termination Executive shall have executed a full release of claims/covenant not to sue agreement substantially in the form attached as Exhibit A to the Severance Plan (the “Release Agreement”) and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement, and (B) Executive fully complies with the obligations set forth in Section 6 hereof. For the avoidance of doubt, if Executive does not comply with the obligations set forth in Section 6 hereof, then any obligation of the Company to provide the Additional Severance Benefits shall cease immediately upon Executive’s breach thereof.

(b)       If during the Term Executive’s employment is terminated by the Company for Cause or by Executive for any reason (other than a “Constructive Discharge” following a Change in Control, as such terms and conditions are defined in the Severance Plan), or in the event of Executive’s death, then the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary, which shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the date of termination.

(c)       If Executive’s employment terminates following the expiration of the Term, then the Company shall have no further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Salary, which shall be paid to Executive in a lump sum in cash within thirty (30) days after the date of termination.

(f)       Any termination of Executive’s employment shall not in and of itself affect Executive’s ability to continue as a director of the Company and/or Sonabank.

6.       Restrictions on Competition and Disclosure and Use of Confidential Information.

(a)       Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use any Confidential Information (as defined herein) on Executive’s own behalf or on behalf of any Person (as defined herein) other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Executive further agrees that she shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

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Executive understands and acknowledges that nothing in this section limits her ability to initiate communications directly with, respond to any inquiry from, volunteer information to, or provide testimony before any government agency or otherwise participate in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under, or from receiving an award for information provided under, the whistleblower provisions of state or federal law or regulation.  Executive does not need the prior authorization of the Company to engage in such communications with any government agency, respond to such inquiries from any government agency, provide Confidential Information or documents containing Confidential Information to any government agency, or make any such reports or disclosures to any government agency.  Executive is not required to notify the Company that Executive has engaged in such communications with a government agency. Executive recognizes and agrees that, in connection with any such activity outlined above, Executive must inform the government agency that the information Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any state or federal trade secret law for the disclosure of a trade secret under either of the following conditions:

•	Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

For purposes of this Section 6, “Confidential Information” means any and all data and information relating to the Company or the Bank, their activities, business, or clients that (i) is disclosed to Executive or of which Executive becomes aware as a consequence of her employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company or the Bank. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company or the Bank: trade secrets (as defined by Virginia Uniform Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company or the Bank, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company or the Bank. In addition to data and information relating to the Company or the Bank, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company or the Bank by such third party, and that the Company or the Bank has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or the Bank. For purposes of this Section 6, “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

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(b)       Non-competition. Beginning on the Effective Date and for a period continuing through the twelve (12) months following cessation of Executive’s employment with the Company (the “Restricted Period”), Executive shall not, directly or indirectly, within any State in the United States where the Company or the Bank has a retail bank branch at the time Executive’s employment ceases, own any interest in, control or participate in the ownership or control of, or perform services that are the same as or substantially similar to the services Executive performed for the Company pursuant to this Agreement for any company, person or entity engaged in a Competitive Business (as defined herein). A “Competitive Business” shall mean any person or entity that is providing deposits, money market accounts, certificates of deposit or other typical retail banking deposit-type services or loans on a retail level, to individuals, businesses or non-profit entities in any State in the United States in which the Company or the Bank has a retail bank branch at the time Executive’s employment ceases. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly-traded voting securities of any company engaged in the banking, financial services, insurance, brokerage or other business similar to or competitive with the Company or the Bank (so long as Executive has no power to manage, operate or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership).

(c) Non-solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly solicit, induce or hire, or attempt to solicit, induce or hire, any person who is an employee of the Company or the Bank at the time Executive’s employment ceases or within six (6) months prior thereto, to leave his or her employment with the Company or the Bank or join or become affiliated with any Competitive Business.

(d) Non-solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly solicit or induce or attempt to solicit or induce, any customer, lender, supplier, licensee, licensor or other business relation of the Company or the Bank to terminate its relationship or contracts with the Company or the Bank, to cease doing business with the Company or the Bank, or in any way interfere with the relationship between any such customer, lender, supplier, licensee, licensor or business relation and the Company or the Bank.

(e)       Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the covenants in Section 6 will be inadequate, and that in the event Executive breaches any such covenant, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Executive from violating the covenant and to have the covenant specifically enforced by any court of competent jurisdiction, it being agreed that any breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company and Executive understand and agree that, if the parties become involved in legal action regarding the enforcement of the covenants in Section 6, the prevailing party in such legal action will be entitled, in addition to any other remedy, to recover its reasonable costs and attorneys’ fees incurred in enforcing or defending action with respect to such covenants. The Company’s ability to enforce its rights under the covenants in Section 6 or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

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7.       Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or its affiliated companies and for which Executive may qualify. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program.

8.       Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

9.       Successors. This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement can be assigned by the Company and shall be binding and inure to the benefit of the Company, and their successors and assigns.

10.       Code Section 409A.

(a)       General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code) (“Section 409A of the Code”). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)       Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service,” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, then, subject to subsection (c) below, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)       Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which she is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

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(d)       Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such period.

(e)       Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

11.       Modified Cutback of Compensation Deemed to be Contingent on a Change of Control. If any benefits or payments are to be made under the terms of this Agreement or any other agreement between Executive and the Company or the Bank following a transaction that constitutes a change in the ownership or effective control of the Company or the Bank or in the ownership of a substantial portion of the assets of the Company or the Bank such that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (“Code Section 280G”) or Section 4999 of the Internal Revenue Code and any regulations thereunder could potentially apply to such compensation, then the following provisions shall be applicable:

(a)       In the event the independent accountants serving as auditors for the Company on the date of a change of control within the meaning of Code Section 280G (or any other accounting firm designated by the Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on such change of control, would be nondeductible by the Company or the Bank under Code Section 280G, then the payments scheduled under this Agreement and all other agreements between Executive and the Company will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. Any reduction of benefits or payments required to be made under this Section 11(a) shall be taken in the following order: first from cash compensation and then from payments or benefits not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of determination.

(b)       Notwithstanding the foregoing Section 11(a), in the event the independent accountants serving as auditors for the Company on the date of a change of control within the meaning of Code Section 280G (or any other accounting firm designated by the Company) determine that the net economic benefit to Executive after payment of all income and excise taxes is greater without giving effect to Section 11(a) than Executive’s net economic benefit after a reduction by reason of the application of Section 11(a), then Section 11(a) shall be a nullity and without any force or effect. Any decisions regarding the requirement or implementation of the reductions to compensation described in Section 11(a) shall be made by the independent accountants serving as auditors for the Company on the date of a change of control within the meaning of Code Section 280G (or any other accounting firm designated by the Company), shall be made at the Company’s expense and shall be binding on the parties.

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12.       Regulatory Action.

(a)       If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate, as of the effective date of such order.

(b)       If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Company under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall reinstate (in whole or in part) any of its obligations which were suspended.

(c)       If the Company is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d)       All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of the Company (1) by the director of the FDIC or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Company when the Company is determined by the Director to be in an unsafe and unsound condition.

(e)       Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to any provision herein in contravention of the requirements of Section 2[18(k)] of the FDIA (12 U.S.C. 1828(k)). In particular, the provisions pertaining to the potential for payments shall have no force or effect as long as either the agreement concerning the potential for payments or the actual payment of such amounts would be considered a “golden parachute payment,” with the meaning of 12 C.F.R. Section 359.1(f).

13.       Miscellaneous.

(a)       Applicable Law; Forum Selection; Consent to Jurisdiction. The Company and Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Virginia without giving effect to its conflicts of law principles. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the Circuit Court of Fairfax County or the federal court encompassing that jurisdiction, at the option of the Company. With respect to any such court action, Executive hereby irrevocably submits to the personal jurisdiction of such courts. The parties hereto further agree that the courts listed above are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

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(b)       Non-Duplication. Notwithstanding anything to the contrary in this Agreement, and except as specifically provided below, any severance payments or benefits received by Executive pursuant to this Agreement shall be in lieu of any general severance policy or other severance plan maintained by the Company (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of Executive’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment).

(c)       Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d)       Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)       Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: On file with the Company	If to the Company: 6830 Old Dominion Drive McLean, Virginia 22101 Attention: CEO

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f)       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)       Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)       Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(i) Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including but not limited to the Prior Agreement and any other prior discussions, understandings, and/or agreements between the parties, written or oral, at any time.

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(j)       Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(k)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(Signatures on following page)

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Georgia S. Derrico
Georgia S. Derrico

/s/ Joe A. Shearin
SOUTHERN NATIONAL
BANCORP OF VIRGINIA, INC.
By: Joe A. Shearin
Its: President and Chief Executive Officer

[Derrico Employment Agreement]

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